UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2006

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-11698358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado (Address of principal executive offices)	80203 (Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Compensation Committee Actions on Executive Officer Compensation
     On February 21, 2006, the Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Metretek Technologies, Inc., a Delaware corporation (the “Company”), took the following actions with respect to the compensation of the Company’s executive officers and outside directors:
     1. Establishment of Fiscal 2006 Base Salaries. The Compensation Committee approved the increases to the annual base salaries of the Company’s executive officers, effective as of January 1, 2006, as set forth below:

	2006	2005
Executive Officer	Base Salary	Base Salary
W. Phillip Marcum	$375,000	$325,000
A. Bradley Gabbard	245,000	200,000
Gary J. Zuiderveen	125,000	110,000
Sidney Hinton	315,000	262,500
John Bernard	170,000	150,000
Daniel J. Packard	150,000	132,000
     2. Cash Bonuses Under the Executive Incentive Compensation Plan. In March 2005, upon Compensation Committee recommendation, the Board adopted the Company’s 2005 Executive Incentive Compensation Plan (the “Executive Compensation Plan”) and established the performance criteria and awards under the Executive Compensation Plan for the fiscal year ending December 31, 2005 (“fiscal 2005”). For fiscal 2005, W. Phillip Marcum, the President and Chief Executive Officer of the Company, and A. Bradley Gabbard, the Executive Vice President and Chief Financial Officer of the Company, are eligible to receive cash bonuses under the Executive Compensation Plan from a bonus pool based upon the Company achieving certain goals pertaining to net income from continuing operations (before bonus payments) in fiscal 2005 that had been fixed by the Compensation Committee in March 2005. Based upon such criteria and additional discretionary factors, the Compensation Committee fixed the bonus pool at $410,000, to be shared equally by Messrs. Marcum and Gabbard.
     3. Cash Flow Bonus to Sidney Hinton. The Compensation Committee approved the payment of a bonus to Sidney Hinton, President and Chief Executive Officer of PowerSecure, Inc., a wholly-owned subsidiary of the Company, based on the formula in his employment agreement with PowerSecure for 7% of the adjusted cash flow of PowerSecure for fiscal 2005.
     4. Other Cash Bonuses. The Compensation Committee also approved the following cash bonuses, based substantially on criteria set at the beginning of fiscal 2005:
(i)	$35,000 to John Bernard, President and Chief Executive Officer of Southern Flow Companies, Inc., a wholly-owned subsidiary of the Company;

(ii)	$30,000 to Gary J. Zuiderveen, Vice President, Controller, Chief Accounting Officer and Secretary of the Company; and

(iii)	$26,000 to Daniel J. Packard, President and Chief Executive Officer of Marcum Gas Transmission, Inc., a wholly-owned subsidiary of the Company.
Item 8.01 Other Events.
     On January 19, 2006, the Company had issued a written Notice of Redemption to all holders of its warrants (the “Warrants”) issued in a May 2004 private placement of its common stock, par value $.01 per share (“Common Stock”) that remained issued and outstanding (the “Warrant Call”). In the Notice of Redemption, as permitted in accordance with the terms of the Warrants, the Company exercised its right to call the Warrants by requiring the exercise of all of the outstanding and unexercised Warrants on or before 6:30 p.m., New York City time, on February 19, 2006 (the “Call Date”). The Company had the right to repurchase, in cash, any Warrants that remain outstanding and unexercised after the Call Date at a price equal to $.01 (the “Call Price”) multiplied by the number of shares of Common Stock of the Company into which such unexercised Warrants would have been exercisable (the “Warrant Shares”). All conditions to and requirements for the Company to issue the Notice of Redemption of the Warrants were satisfied.
     The Warrant Call has been completed. In connection with the Warrant Call and just prior thereto;
•	a total of 520,462 Warrants were exercised for cash and a total of 281,055 Warrants were exercised on a cashless basis (which was a term in only one holder’s Warrants);

•	the Company issued a total of 704,924 shares of Common Stock; and

•	the Company received gross proceeds of approximately $1.8 million.
The Company intends to use the proceeds primarily to repay its highest interest-rate bearing indebtedness and for general corporate purposes. A total of 91,001 Warrants remain outstanding, because they are not exercisable (and thus not redeemable) at the present time due to a provision in the Warrants that prohibits exercise if the holder beneficially owns more than 9.999% of the outstanding Common Stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.
By:	/s/ W. Phillip Marcum
W. Phillip Marcum
President and Chief Executive Officer

Dated: February 24, 2006

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